Exhibit 99.1

Patterson Companies Reports First Quarter Operating Results

Dental Technology and Veterinary Supply Revenues Lead Performance

St. Paul, MN—August 20, 2009—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $789,579,000 for the first quarter of fiscal 2010 ended July 25, an increase of 6% from $743,859,000 in the year-earlier quarter. The strong performance of technology offerings in the dental equipment business, as well as higher sales of veterinary supplies, helped offset the impact of the weak economy on other portions of Patterson’s business. Acquisitions, net of negative foreign currency adjustments, accounted for the majority of the first quarter sales growth. Net income was $45,057,000 or $0.38 per diluted share, compared to $45,964,000 or $0.39 per diluted share in the first quarter of 2009.

Sales of Patterson Dental Supply, Patterson’s largest business, were $510,991,000 in the first quarter, down 2% from $519,885,000 in the year-earlier period.

•	Sales of consumable dental supplies and printed office products were down 1% from last year’s first quarter or 2% after the impact of foreign currency, net of acquisitions.

•

Sales of dental equipment and software declined 2% from the year-earlier level. Sales of CEREC® dental restorative systems rose 84%, while sales of digital x-ray systems and related software gained 16%. These increases largely offset a 16% decline in sales of such basic equipment as chairs, units and lights.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, rose 1% from last year’s first quarter.

Sales of the Webster Veterinary unit increased 37% in the first quarter of fiscal 2010 to $169,181,000. Internal growth accounted for 8% of this increase, with the October 2008 acquisition of Columbus Serum Company accounting for the balance. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 9% to $109,407,000, reflecting the positive impact of the April 2009 acquisition of Mobilis Healthcare Group and the purchase of Empi Therapy Supply from DJO Incorporated during the first quarter. Patterson Medical’s revenue growth was negatively affected by foreign currency adjustments, although to a lesser extent than in the prior two quarters.

James W. Wiltz, president and chief executive officer, commented: “Despite the ongoing impact of the recession on our business, we are generally satisfied with Patterson’s first quarter results. Within our Patterson Dental unit, sales of consumable supplies held up relatively well, although many patients continued to defer higher level and discretionary dental procedures. The effect of the recession was particularly evident on sales of basic dental equipment. However, dental practitioners continued investing in CEREC dental restorative products and digital radiography systems, reflecting our belief that the recession is causing many dentists to focus their investments on equipment with rapid rates of return. We believe the 84% increase in first quarter CEREC sales also was driven by the growing market acceptance of this next-generation system, which occupies the industry-leading position in its product category. In addition, sales of digital x-ray systems are continuing to benefit from the strong emphasis our sales force is placing on this technology, which is a proven and cost-effective means for boosting dental office productivity.”

He continued: “In addition to the Columbus Serum acquisition, our Webster unit benefited from increased sales of veterinary supplies due to higher levels of patient activity during the first quarter. However, many veterinary practices continued to defer equipment purchases in view of the weak economy. Patterson Medical’s performance somewhat exceeded our expectations for this period, even though sales of rehabilitation equipment to acute care hospitals and clinics remained sluggish due to the economy. The assimilation of the Mobilis acquisition, which substantially increased Patterson Medical’s presence in the U.K. rehabilitation market, is proceeding on schedule. Patterson’s first quarter earnings also benefited from cost control measures that have been implemented in recent periods.”

Wiltz concluded: “Although recessionary conditions will continue to affect our performance for at least several more quarters, we remain optimistic about our prospects. Our businesses enjoy significant competitive advantages, enabling them to capitalize upon the fundamental, long-term strength of their markets. In addition, Patterson is continuing to generate substantial operating cash flows, which are ample for supporting our various growth initiatives.”

Patterson is maintaining its earnings guidance of $1.70 to $1.80 per diluted share for full-year fiscal 2010.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

First Quarter Conference Call and Replay

Patterson’s first quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the first quarter conference call can be heard through August 27, 2009 by dialing 1-303-590-3000 and providing the 4138186 conference ID.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 25, 2009	April 25, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$175,377	$158,065
Receivables, net	484,128	476,156
Inventory	299,481	269,934
Prepaid expenses and other current assets	40,823	33,440

Total current assets	999,809	937,595

Property and equipment, net	170,863	166,500
Goodwill and other intangible assets	1,000,947	968,036
Other	76,947	61,489

Total Assets	$2,248,566	$2,133,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$199,381	$180,933
Other accrued liabilities	150,074	131,367
Current maturities of long-term debt	14,000	22,000

Total current liabilities	363,455	334,300

Long-term debt	525,000	525,000
Other non-current liabilities	100,352	88,000

Total liabilities	988,807	947,300

Stockholders’ equity	1,259,759	1,186,320

Total Liabilities and Stockholders’ Equity	$2,248,566	$2,133,620

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended
	July 25, 2009	July 26, 2008

Net sales	$789,579	$743,859

Gross profit	258,684	251,730

Operating expenses	181,894	172,136

Operating income	76,790	79,594

Other expense, net	(4,358)	(5,912)

Income before taxes	72,432	73,682

Income taxes	27,375	27,718

Net income	$45,057	$45,964

Earnings per share:
Basic	$0.38	$0.39
Diluted	$0.38	$0.39

Shares:
Basic	118,119	117,890
Diluted	118,643	118,712

Gross margin	32.8%	33.8%

Operating expenses as a % of net sales	23.0%	23.1%

Operating income as a % of net sales	9.7%	10.7%

Effective tax rate	37.8%	37.6%

-more-

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 25, 2009	July 26, 2008
Consolidated Net Sales
Consumable and printed products	$546,740	$498,183
Equipment and software	177,654	181,292
Other	65,185	64,384

Total	$789,579	$743,859

Dental Supply
Consumable and printed products	$305,568	$312,593
Equipment and software	147,687	150,365
Other	57,736	56,927

Total	$510,991	$519,885

Rehabilitation Supply
Consumable and printed products	$80,348	$70,373
Equipment and software	23,440	24,793
Other	5,619	5,534

Total	$109,407	$100,700

Veterinary Supply
Consumable and printed products	$160,824	$115,217
Equipment and software	6,527	6,134
Other	1,830	1,923

Total	$169,181	$123,274

Other (Expense) Income, net
Interest income	$2,460	$1,922
Interest expense	(6,619)	(8,052)
Other	(199)	218

	$(4,358)	$(5,912)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 25, 2009	July 26, 2008
Operating activities:
Net income	$45,057	$45,964
Depreciation & amortization	8,857	6,383
Share-based compensation	2,230	1,962
Change in assets and liabilities, net of acquired	(9,308)	(21,713)

Net cash provided by operating activities	46,836	32,596

Investing activities:
Additions to property and equipment, net of disposals	(8,008)	(11,479)
Acquisitions	(28,113)	(513)

Net cash used in investing activities	(36,121)	(11,992)

Net cash (used in) provided by financing activities	(4,775)	2,407
Effect of exchange rate changes on cash	11,372	(25)

Net increase in cash and cash equivalents	$17,312	$22,986